UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: February 3, 2011
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	000-25597 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices) (Zip Code)

(503) 727-4100

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)             Umpqua Holdings Corporation entered into an Employment Agreement with Ulderico (Rick) Calero, Jr.  Mr. Calero was recently appointed as an executive officer.  The agreement provides for Mr. Calero to serve as Executive Vice President, Umpqua Bank, Community Banking, and expires December 31, 2015.  If Mr. Calero is terminated without cause or for good reason (as defined in the Employment Agreement) he will be entitled to receive a severance benefit equal to the greater of: (i) nine months base salary, based on base salary just prior to termination or (ii) two weeks salary for every year of employment with Umpqua. After announcement of a proposed Change in Control of Umpqua and for a period continuing for one year following the Change in Control, in the event Mr. Calero is terminated without cause or terminates for good reason, instead of receiving the severance benefit, Mr. Calero will be entitled to receive 24 months base salary, based on base salary just prior to the termination of employment, as well as 200% of the incentive compensation he received for services performed in the previous year. The severance or change in control benefit is paid in monthly installments and is conditioned upon receipt of a release of claims and Mr. Calero not being in violation of terms of the Employment Agreement and release of claims, including those related to solicitation of customers and employees. A copy of the Employment Agreement is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits:

          99.1    Employment Agreement with Ulderico (Rick) Calero, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: February 3, 2011	By:/s/ Kenneth E. Roberts Kenneth E. Roberts Assistant Secretary